EXHIBIT 4
                                                                       ---------

                                  AMENDMENT TO
                     COMMON STOCK PURCHASE AGREEMENT BETWEEN
                     THE REGISTRANT AND ROBERT J. LYSZCZARZ

     WHEREAS, Robert J. Lyszczarz. and the Company entered into a Common Stock Purchase Agreement dated October 21, 2002 for the purchase of 225,000 shares of common stock of 1-800 Attorney, Inc. at $0.384 per share; and

     WHEREAS, the 225,000 shares of common stock were issued to Robert J. Lyszczarz on October 21, 2002; and

     WHEREAS, the Company has retracted 88,535 shares of the 225,000 shares on October 24, 2002; now therefore

     The parties agree to amend the Common Stock Purchase Agreement to provide as follows:

     1. Robert J. Lyszczarz reaffirms his agreement to purchase the retracted 88,535 shares but understands and acknowledges that issuance of said shares is subject to the approval of the Company's shareholders, which approval will be subject to a vote of the shareholders to be held at a meeting of the shareholders which is currently scheduled for mid-November, 2002; and

     2. Upon approval of the shareholders, and upon payment of the purchase price for said shares, the Company will issue 88,535 shares to Robert
          J. Lyszczarz; and

     3. All other terms, representations and provisions of the Common Stock Purchase Agreement will remain in full force and effect as of the date of this Amendment.

     The parties hereby execute this Amendment effective October 24, 2002.


                                           1-800-ATTORNEY, INC.


                                           /s/ Bill Wrigley
                                           ------------------------------
                                           Chief Operating Officer


                                            /s/ Robert J. Lyszczarz
                                           ------------------------------